UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2006

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On September 11, 2006, NVIDIA Corporation (“NVIDIA” or the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission to report that it will not timely file its Quarterly Report on Form 10-Q for the quarter ended July 30, 2006. The Form 12b-25 included the following narrative:

For the second quarter of fiscal 2007, revenue increased to a record $687.5 million, compared to $574.8 million for the second quarter of fiscal 2006, an increase of 20 percent. Revenue for the six months ended July 30, 2006 was a record $1.37 billion, compared to revenue of $1.16 billion for the six months ended July 31, 2005, an increase of 18 percent.

As previously announced on August 10, 2006, the Audit Committee of the Board of Directors of NVIDIA is conducting a voluntary review of the Company’s stock option practices covering the time from the Company’s initial public offering in 1999 through the current fiscal year.

Although the review is ongoing, the Audit Committee has reached a preliminary conclusion that incorrect measurement dates were used for financial accounting purposes for stock option grants in certain prior periods. As a result, NVIDIA may record additional non-cash stock-based compensation expense related to stock option grants. Any additional non-cash stock-based compensation expense recorded will not affect the Company’s cash position or reported revenue for the recently completed quarter or any previous periods. As the review related to stock option grants is currently ongoing, NVIDIA cannot at this time reasonably estimate the amount of any such charges, the resulting tax and accounting impact, or which periods may require restatement.

SECTION 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 12, 2006 NVIDIA announced that it will request a hearing before the NASDAQ Listing Qualifications Panel, (the “Panel”), in response to the receipt of a NASDAQ Staff Determination letter on September 11, 2006 indicating that NVIDIA is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of NVIDIA’s Form 10-Q for the quarter ended July 30, 2006. Pending a decision by the Panel, NVIDIA shares will remain listed on the NASDAQ Global Select Stock Market. A copy of the press release is attached hereto as Exhibit 99.1.

SECTION 8 – Other Events

Item 8.01 Other Events.

Please see Item 3.01 above. NVIDIA also announced that that the Securities and Exchange Commission staff has requested that the Company provide them with certain information relating to the Company’s historical stock option practices. A copy of the press release is attached hereto as Exhibit 99.1.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated September 12, 2006, entitled “NVIDIA Receipt of Nasdaq Notice and Stock Options Update”.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: September 12, 2006	By:	/s/ David M. Shannon
David M. Shannon
Senior Vice President, General Counsel and Secretary

3.

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release, dated September 12, 2006, entitled “NVIDIA Receipt of Nasdaq Notice and Stock Options Update”.